Exhibit 10.29

THIRD AMENDMENT TO LEASE AGREEMENT

THIS THIRD AMENDMENT TO LEASE AGREEMENT (this “Third Amendment”) is made this 22nd day of December, 2020 (the “Effective Date”), by and between WPT LAND 2 LP, a Delaware limited partnership (“Landlord”), and TELA BIO, INC., a Delaware corporation (“Tenant”).

BACKGROUND:

A.        Landlord (pursuant to that certain Assignment and Assumption of Leases dated October 3, 2016, described in Section B of the Background section of the Second Amendment (defined below)), and Tenant are now parties to that certain Lease Agreement dated January 31, 2013 (the “Original Lease”), as amended by that certain First Amendment to Agreement of Lease dated June 19, 2014 (the “First Amendment”), and that certain Second Amendment to Agreement of Lease dated January 17, 2018 (the “Second Amendment”, and together with the Original Lease and the First Amendment, collectively, the “Existing Lease”, and the Existing Lease, as amended by that certain letter from Workspace Property Trust to Tenant dated January 8, 2019 regarding HVAC management attached hereto as Exhibit B to this Amendment, and as further amended by this Third Amendment, is the “Lease”), covering certain premises containing 16,112 rentable square feet of space identified as Suites 12 and 24 (hereinafter identified as the “Original Premises”), located in Landlord’s approximate 60,880 rentable square foot building identified as One Great Valley Parkway, Malvern, Pennsylvania 19355 (the “Building”) as more fully described in the Existing Lease.

B.         Tenant desires to amend the Existing Lease providing, among other things, for: (i) the extension of the Term (as defined below) applicable to the Original Premises; (ii) an expansion of the Original Premises by leasing to Tenant certain premises in the Building known as Suite 20, containing 8,613 rentable square feet of space (the “Expansion Premises”), as more particularly shown on Exhibit A to this Third Amendment, which, when combined with the Original Premises shall contain an aggregate of 24,725 rentable square feet of space for a period commencing on March 1, 2023 (or on such other date as may be provided herein) and ending on the last day of the Term; (iii) Tenant’s performance of the Original Premises Tenant Improvements (as defined below); (iv) Tenant’s performance of Expansion Premises Tenant Improvements (as defined below); (v) the addition of an option to renew the Term after the expiration of the Extended Term; and, (vi) the modification of certain other sections of the Existing Lease, to which the parties hereto have agreed, subject, in each case, to the terms and provisions of the Existing Lease, as hereby amended.

NOW, THEREFORE, the parties hereto, in consideration of the mutual promises and covenants contained herein and in the Existing Lease, and intending to be legally bound, hereby agree as follows:

1.         Incorporation.  The above Background is incorporated herein by reference as if more fully set forth below.

2.         Defined Terms; Conflict.  All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Existing Lease.  In the event there is a conflict between the terms of the Existing Lease and the terms of this Third Amendment, the terms of this Third Amendment shall control.

3.         Extension of Term; Expansion Premises Term.

(a)        The Expiration Date of the Term for the Original Premises pursuant to the Existing Lease is May 31, 2021.  Subject to Section 3(b) below, the Term is hereby extended for one (1) period of eighty-four (84) months (the “Extended Term”), commencing on June 1, 2021 (the “Extended Term Commencement Date”) and expiring at 11:59 p.m. EST on May 31, 2028 (the “Expiration Date”).

(b)        Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Expansion Premises on the same terms and conditions set forth in the Lease, as amended hereby, for a period commencing on the date on which Landlord delivers vacant possession of the Expansion Premises to Tenant subject to the terms of Section 7 of this Third Amendment, (the “Expansion Premises Commencement Date”), which Landlord expects to occur no later than March 1, 2023, and expiring at 11:59 P.M. EST on the Expiration Date (the “Expansion Premises Term”).  Landlord expects to deliver the Expansion Premises to Tenant in vacant condition no later than March 1, 2023.  Notwithstanding the foregoing, if Landlord fails to deliver vacant possession of the Expansion Premises to Tenant on or before May 1, 2023, (i) the Expansion Premises Commencement Date will occur on the date that Landlord delivers vacant possession of the Expansion Premises to Tenant in the condition required by Section 7 of this Third Amendment, and (ii) Tenant shall receive a Rent credit of one (1) day for each one (1) day delivery is so delayed after May 1, 2023 (the “Late Delivery Credit”), continuing until Landlord delivers vacant possession of the Expansion Premises to Tenant in the condition required hereunder.  If the Expansion Premises Commencement Date occurs prior to March 1, 2023, Landlord shall provide no less than thirty (30) days’ notice of the date on which the Expansion Premises Commencement Date will occur.

(c)        From and After the Extended Term Commencement Date, the word “Term”, as defined in the Lease shall also include the Extended Term and, from and after the Expansion Premises Commencement Date, the word “Term”, as defined in the Lease shall also include the Expansion Premises Term.

(d)        From and after the Expansion Premises Commencement Date, the term “Premises”, as defined in the Lease, shall mean and include both the Original Premises and the Expansion Premises.

4.         Minimum Annual Rent.

(a)        Notwithstanding anything in the Existing Lease or this Third Amendment to the contrary, from and after the Effective Date through the date that is the day immediately prior to the Extended Term Commencement Date, Tenant shall continue to pay the Minimum Annual Rent applicable to the Original Premises pursuant to the Existing Lease.

(b)        Commencing on the Extended Term Commencement Date, and continuing to and including the Expiration Date, Tenant’s Minimum Annual Rent obligation for the Original Premises shall be as follows:

Period	$/RSF	Annual (based on 16,112 rentable square feet)	Monthly
June 1, 2021 – May 31, 2022	$13.90	$223,956.80	$18,663.07
June 1, 2022 – May 31, 2023	$14.25	$229,596.00	$19,133.00
June 1, 2023 – May 31, 2024	$14.60	$235,235.20	$19,602.93
June 1, 2024 – May 31, 2025	$14.95	$240,874.40	$20,072.87
June 1, 2025 – May 31, 2026	$15.30	$246,513.60	$20,542.80
June 1, 2026 – May 31, 2027	$15.65	$252,152.80	$21,012.73
June 1, 2027 – May 31, 2028	$16.00	$257,792.00	$21,482.67

(c)        Subject to Section 3(b) above, commencing on March 1, 2023, and continuing to and including Expiration Date, Tenant’s Minimum Annual Rent obligation for the Expansion Premises shall be as follows:

Period	$/RSF	Annual (based on 8,613 rentable square feet)	Monthly
March 1, 2023 – May 31, 2024*	$14.60	$125,749.80	$10,479.15
June 1, 2024 – May 31, 2025	$14.95	$128,764.35	$10,730.36
June 1, 2025 – May 31, 2026	$15.30	$131,778.90	$10,981.58
June 1, 2026 – May 31, 2027	$15.65	$134,793.45	$11,232.79
June 1, 2027 – May 31, 2028	$16.00	$137,808.00	$11,484.00

*If the Expansion Premises Commencement Date occurs at any time prior to March 1, 2023, the Minimum Annual Rent applicable to the Expansion Premises for the period commencing on such earlier date to and including February 28, 2023 shall be an amount equal to the rate per rentable square foot as is then applicable to the Original Premises during the then applicable annual period of the Term, multiplied by 8,613.  If the Expansion Premises Commencement Date occurs at any time after March 1, 2023, all references in this Third Amendment to March 1, 2023 as the Expansion Premises Commencement Date, including without limitation in the Minimum Annual Rent schedule above, shall be adjusted to be the Expansion Premises Commencement Date.  In addition, from and after the Expansion Premises Commencement Date, and throughout the remainder of the Term, Tenant shall pay Tenant’s Share of Annual Operating Expenses in accordance with Section 5(b) of this Third Amendment.

*Notwithstanding anything to the contrary set forth herein, if the Expansion Premises Commencement Date shall occur on a day that is not the first day of a calendar month, the period beginning on the Expansion Premises Commencement Date and ending on the last day of the month in which the Expansion Premises Commencement Date occurs shall be identified as the “Stub Period”.  Rent for the Stub Period will be calculated based upon the monthly Rent then applicable to the Expansion Premises prorated for the number of days in such Stub Period assuming a thirty (30) day calendar month regardless of the month in which such Stub Period occurs.  Accordingly, in the event of a Stub Period, on the Expansion Premises Commencement Date, Tenant shall pay Landlord such prorated monthly Rent for the Stub Period plus all other charges comprising Rent as defined in the Original Lease, similarly prorated for the Stub Period.

*Notwithstanding the actual date that the Expansion Premises Commencement Date occurs, and except as set forth in the next succeeding sentence, provided that that there then exists no Event of Default by Tenant under the Lease, no Event of Default has occurred more than two (2) times in the twelve (12) months prior to the Expansion Premises Commencement Date, monthly payments of Minimum Annual Rent shall be abated (the “Abatement”) for the initial three (3) full months following the Expansion Premises Commencement Date, after which Abatement period any applicable Late Delivery Credit described in Section 3(b) of this Amendment shall be applied.  Notwithstanding the foregoing, during the Abatement, Tenant shall continue to pay for: (a) Operating Expenses as described in the Existing Lease, including the management fee which is a part of Operating Expenses and which shall be calculated as if such monthly Minimum Annual Rent is being paid in full, and (b) Tenant’s utilities supplied to the Premises in accordance with Section 7 of the Original Lease.  Should there occur an uncured Event of Default (as defined in the Lease) by Tenant under the Lease at any time during the Extended Term, Landlord shall be entitled to recover from Tenant (in addition to all other rights and remedies available to Landlord) the Abatement.

5.         Tenant’s Share; Annual Operating Expenses.

(a)        From and after the Effective Date and continuing until the day prior to the Expansion Premises Commencement Date, Tenant shall continue to pay Tenant’s Share of annual Operating Expenses applicable to the Original Premises, which Tenant acknowledges is 26.47% as provided for in Section 1 of the First Amendment, in addition to the Minimum Annual Rent, subject to adjustment and reconciliation in accordance with the terms of the Lease.

(b)        Tenant hereby acknowledges that, from and after the Expansion Premises Commencement Date and continuing through and including the Expiration Date, as the same may be extended pursuant to Section 6 below, “Tenant’s Share” applicable to the entire Premises shall be increased by virtue of such expansion to 40.61%, calculated by dividing the rentable square feet of the Premises (24,725) by the total rentable square feet of the Building (60,880).  Accordingly, from and after the Expansion Premises Commencement Date, Tenant shall pay Tenant’s Share of annual Operating Expenses attributable to the Premises in addition to the Minimum Annual Rent, subject to adjustment and reconciliation in accordance with the terms of the Lease.

(c)        From and after the Effective Date and continuing through and including the Expiration Date, as the same may be extended pursuant to Section 6 below, the following provision concerning a monthly service charge issued by Landlord to Tenant as part of the Operating Expenses (which service charge Tenant acknowledges it has paid to Landlord from and after the Commencement Date of the Original Lease through the date hereof but which Landlord now requires to segregate by reference) shall be added to the definition of “Operating Expenses” as set forth in Rider 1 to Lease Agreement of the Original Lease:

In addition to the foregoing Operating Expenses, Tenant shall pay to Landlord an annual non-reconcilable amount equal to the charges incurred by Landlord for personnel, vehicles, and supplies used in connection with the ownership, operation, maintenance and repair of, and services provided to, the Property, as the same are attributable to the Premises, in a fixed amount of Forty-Six Cents ($0.46) per rentable square foot of the Premises. Annual Operating Expenses for the Original Premises, inclusive of the foregoing described fixed fee, for the calendar year 2020 are estimated to be $84,265.76, payable in equal monthly installments of $7,022.15.

6.         Option to Extend the Extended Term.

(a)        Provided that (i) there then exists no Event of Default by Tenant under the Lease, and no Event of Default has occurred more than two (2) times in the twenty four (24) months prior to the time Tenant exercises its right and option, and, (ii) Tenant or any Affiliate that is in occupancy of the entire Premises in compliance with Section 18 of the Original Lease, is the sole occupant of all of the Premises, as such term is then defined, Tenant shall have the right and option to extend the Term of the Lease for one (1) additional sixty (60) month period (the “Renewal Term”) for the entire Premises, commencing as of the date immediately following the Expiration Date, on the same terms and conditions as are in effect on the last day of the Term, except that Tenant shall have no further right to renew the Term after the Renewal Term, Landlord shall not have any obligation to perform any work or improvements to the Premises (except for Landlord’s ongoing maintenance, repair, replacement, and similar obligations as described in the Lease), and the Minimum Annual Rent shall be at the FMV (as defined below), as determined by Landlord and Tenant using the standard set forth below (the “Renewal Option”).  This Renewal Option is exercisable by Tenant giving Landlord prior written notice of Tenant’s election to extend the Term (“Renewal Notice”), on or prior to the date which is twelve (12) months prior to the Expiration Date; it being agreed that time is of the essence with respect to the Renewal Notice.  If and when the Renewal Term is in effect, all references to the Term of the Lease, shall be deemed to include the Renewal Term.  This Renewal Option is personal to Tenant and is non-transferable to any assignee, subtenant (regardless of whether any such assignment or sublease was made with or without Landlord’s consent) or other party, except that, notwithstanding the foregoing, the Renewal Option shall be transferable to any Affiliate of Tenant that is in occupancy of the entire Premises in compliance with Section 18 of the Original Lease.  If Tenant does not timely provide a Renewal Notice to Landlord, Tenant’s Renewal Option shall be deemed not to have been exercised, and thereafter shall be void and of no further force or effect, and the Term of the Lease shall expire on the Expiration Date set forth in Section 3(a) of this Third Amendment.

(b)        Within thirty (30) days following Landlord’s receipt of Tenant’s Renewal Notice, Landlord shall give notice to Tenant of Landlord’s reasonable, good faith determination of the FMV for each year of the Renewal Term (the “Rent Notice”), which Rent Notice shall compare such FMV to: (i) the Minimum Annual Rent payable in the immediately preceding year and (ii) the rents payable by tenants leasing three (3) comparable spaces in comparable buildings located in the Great Valley Sub-Market, which may include comparable spaces in comparable buildings owned by Landlord.  If Tenant does not respond to the Rent Notice within fifteen (15) days after receiving it, Landlord’s determination of the FMV set forth in the Rent Notice shall be deemed accepted as the Minimum Annual Rent due for each year of the Renewal Term.  If, during such fifteen (15) day period, Tenant gives Landlord notice that Tenant contests Landlord’s determination of the FMV (an “Objection Notice”), which notice must contain therein Tenant’s reasonable, good faith determination of the FMV, the parties shall then negotiate in good faith to determine a FMV acceptable to both parties to arrive at a mutually agreeable Minimum Annual Rent for each year of the Renewal Term.  When the parties come to an agreement, they will both execute an amendment to this Lease, establishing the Minimum Annual Rent for each Lease Year of such Renewal Term.  If Landlord and Tenant cannot agree on the FMV and do not execute an amendment to this Lease within thirty (30) days following Landlord’s receipt of Tenant’s Objection Notice, Tenant’s Renewal Option shall be deemed not to have been exercised and thereafter shall be void and of no further force or effect, and the Term of the Lease shall expire on the Expiration Date set forth in Section 3(a) of this Third Amendment.

(c)        “FMV” shall mean, as of the date in question, the fair market value of the then current annual rental charge, including provisions for subsequent increases and other adjustments for leases or agreements to lease then currently being negotiated, or executed in comparable flex space located in the Building, the office/flex park of which the Building is a part, and leases or agreements to lease then currently being negotiated or executed for comparable single story lab/flex space located in the Great Valley sub-market, for a term commencing on or about the Expiration Date.  In determining FMV, the following factors, among others, shall be taken into account and given effect: size and location of premises, lease term, condition of the building, condition of the premises, economic concessions (including free rent, tenant improvements being performed by landlords for tenants, or tenant improvement allowances being granted by landlords to tenants) then being granted by landlords to tenants and services provided by landlords to tenants.

7.         Acceptance of the Premises.

(a)        Tenant currently occupies the Original Premises and has, from the Commencement Date of the Lease, accepted and hereby certifies, agrees and confirms it accepted the Premises in all respects following Tenant’s completion of the Additional Premises Tenant Improvements, as such term is defined in the First Amendment, and Landlord’s Work, as such term is defined in the Second Amendment (the “Current Premises Condition”), and it continues to accept the Premises in such Current Premises Condition, and Landlord shall have no obligations whatsoever to improve or pay for any improvements to the Original Premises for Tenant’s use and occupancy thereof during the remainder of the Term or the Extended Term, other than with respect to the Original Premises Tenant Allowance (subject to the terms and conditions set forth in Section 8 below) and Landlord’s ongoing maintenance, repair, replacement, and similar obligations as described in the Lease.

(b)        On the Expansion Premises Commencement Date, Tenant will accept the Expansion Premises in its “as is” “where is” condition, except as described in Section 7(c) below, and Landlord shall have no obligations whatsoever to improve or pay for any improvements to the Expansion Premises for Tenant’s use and occupancy thereof during the Expansion Premises Term other than the Expansion Premises Tenant Allowance, subject to the terms and conditions set forth in Section 9 below and Landlord’s ongoing maintenance, repair, replacement, and similar obligations as described in the Lease.

(c)        As of the Effective Date, Landlord hereby represents and warrants to Tenant that Landlord has not received written notice from (i) any governmental or quasi-governmental body having jurisdiction or (ii) any other tenant at the Building of any violations of Environmental

Law occurring on or about the Property or the Expansion Premises.  Following the Effective Date, Landlord shall provide Tenant with written notice of its receipt of any written notices from any governmental or quasi-governmental body having jurisdiction of violations of Environmental Law which require Landlord to conduct remediation of Hazardous Materials at the Property and/or the Expansion Premises.  As of the Effective Date, Tenant has conducted, at Tenant’s sole cost and expense, a Phase 1 environmental inspection of the Expansion Premises with a licensed environmental contractor selected by Tenant (the “Initial Inspection”), and is satisfied with the environmental condition of the Expansion Premises as of the Effective Date.  Tenant shall provide to Landlord, upon Landlord’s request, a copy of the environmental report produced by Tenant’s environmental contractor in connection with the Initial Inspection.  Further, Landlord shall indemnify, defend and hold Tenant harmless from all claims, demands, actions, liabilities, costs, expenses, attorneys’ fees, damages and obligations of any nature arising from, or as a result of, any Hazardous Materials at the Expansion Premises that: (i) did not exist at the Expansion Premises as of the date of the Initial Inspection, and (ii) with respect to which Landlord is required to remediate pursuant to applicable laws.  Landlord’s obligations pursuant to this subsection shall survive the expiration or termination of the Lease.

8.          Original Premises Work.

(a)        Construction of Tenant Improvements.  Tenant intends to make improvements to the Original Premises.  Tenant will have plans for improvements to the Original Premises designed and approved in accordance with Section 8(b) of this Third Amendment (the “Original Premises Tenant Improvements”) and constructed in accordance with Section 8(c) of this Third Amendment.

(b)        Original Premises Tenant Improvement Plans.  Tenant’s improvement specifications and plans for the Original Premises shall be prepared by Tenant’s architect and/or engineer, as applicable, to be finally approved by Landlord.  Such plans will be prepared in sufficient detail to permit Tenant or Landlord to construct the Original Premises Tenant Improvements.  Such plans shall be prepared in accordance with applicable laws and code requirements.  Landlord shall not unreasonably withhold, condition or delay its approval of such plans.  Upon approval by Landlord, such plans shall become final and shall not be changed without Landlord’s further approval, which shall not be unreasonably withheld, conditioned or delayed (as finally approved, the “Original Premises Tenant Improvement Plans”).

(c)        Completion by Tenant.  Tenant shall complete the Original Premises Tenant Improvements to the Original Premises in accordance with the Original Premises Tenant Improvement Plans and applicable provisions of the Lease, including but not limited to the provision of insurance, filing of mechanic lien waivers, and delivery of permits to Landlord.  The contractors selected by Tenant for bidding on the Original Premises Tenant Improvements shall be subject to the approval of Landlord, which shall not be unreasonably withheld, conditioned or delayed.

(d)        Construction Standards.  All construction shall be performed in a good and workmanlike manner and shall comply at the time of completion with all applicable laws and requirements of the governmental authorities having jurisdiction.  Tenant shall provide a certificate of occupancy (if required by applicable law) to Landlord upon substantial completion of the work required by the Original Premises Tenant Improvement Plans.

(e)        Original Premises Tenant Improvement Costs.  Tenant shall, subject to Section 8(f) of this Third Amendment, pay the costs, expenses and fees incurred for the construction of the Original Premises Tenant Improvements, including without limitation (i) the cost charged by the general contractor and all subcontractors for performing such construction, (ii) the cost to Landlord of performing directly any portion of such construction requested to be so performed by Tenant in writing, (iii) construction permit fees, (iv) costs of built-in furniture, (v) HVAC unit replacements and ancillary HVAC improvements required as a result thereof; and (vi) other hard costs of construction including built-in shelving, ceiling tiles, sheetrock ceilings, lighting replacement, installation of accent lighting and/or wall sconces, demolition of existing sheetrock partitions, painting, carpet and VCT tile, wallcovering, and replacement or modification of flooring (together, the “Original Premises Tenant Improvement Costs”).

(f)        Original Premises Tenant Allowance.  Landlord shall provide an allowance to Tenant equal to the lesser of the Original Premises Tenant Improvement Costs or $209,456.00 (the “Original Premises Tenant Allowance”).  After completion of the Original Premises Tenant Improvements, Tenant shall promptly pay all Original Premises Tenant Improvement Costs, and submit to Landlord the certificate of occupancy (if required by applicable law), proof of payment of all vendors and lien releases reasonably satisfactory to Landlord, and an invoice for reimbursement of the Original Premises Tenant Improvement Costs up to the limit of the Original Premises Tenant Allowance (collectively, the “Original Premises Reimbursement Requirements”).  If Tenant fails to complete or comply with all or any of the Original Premises Reimbursement Requirements on or prior June 1, 2022 it shall forfeit the right to receive any of the Original Premises Tenant Allowance.  Tenant shall also not be entitled to receive any of the Original Premises Tenant Improvement Allowance if, at the time of requesting same, Tenant has failed to cure an ongoing default, until such default is cured, but only if the cure of such default by Tenant is permitted under the Lease.  Notwithstanding the foregoing, Landlord shall not be required to reimburse Tenant for the Original Premises Tenant Improvements Costs until after January 1, 2021.

9.          Expansion Premises Work.

(a)        Expansion Premises Access.  At any reasonable time during the three (3) months prior to the Expansion Premises Commencement Date, Landlord shall coordinate with Tenant to allow Tenant and Tenant’s Agents to access the Expansion Premises for the purpose of conducting measurements in preparation for the Expansion Premises Tenant Improvements (as hereinafter defined).

(b)        Construction of Tenant Improvements.  Following the Expansion Premises Commencement Date, Tenant intends to make improvements to the Expansion Premises.  Tenant will have plans for improvements to the Expansion Premises designed and approved in accordance with Section 9(c) of this Third Amendment (the “Expansion Premises Tenant Improvements”) and constructed in accordance with Section 9(d) of this Third Amendment.

(c)        Expansion Premises Tenant Improvement Plans.  Tenant’s improvement specifications and plans for the Expansion Premises shall be prepared by Tenant’s architect and/or engineer, as applicable, to be finally approved by Landlord.  Such plans will be prepared in sufficient detail to permit Tenant or Landlord to construct the Expansion Premises Tenant Improvements.  Such plans shall be prepared in accordance with applicable laws and code requirements.  Landlord shall not unreasonably withhold, condition or delay its approval of such plans.  Upon approval by Landlord, such plans shall become final and shall not be changed without Landlord’s further approval, which shall not be unreasonably withheld, conditioned or delayed (as finally approved, the “Expansion Premises Tenant Improvement Plans”).

(d)        Completion by Tenant.  Tenant shall complete the Expansion Premises Tenant Improvements to the Expansion Premises in accordance with the Expansion Premises Tenant Improvement Plans and applicable provisions of the Lease, including but not limited to the provision of insurance, filing of mechanic lien waivers, and delivery of permits to Landlord.  The contractors selected by Tenant for bidding on the Expansion Premises Tenant Improvements shall be subject to the approval of Landlord, which shall not be unreasonably withheld, conditioned or delayed.

(e)        Construction Standards.  All construction shall be performed in a good and workmanlike manner and shall comply at the time of completion with all applicable laws and requirements of the governmental authorities having jurisdiction.  Tenant shall provide a certificate of occupancy (if required by applicable law) to Landlord upon substantial completion of the work required by the Expansion Premises Tenant Improvement Plans.

(f)        Expansion Premises Tenant Improvement Costs.  Tenant shall, subject to Section 9(g) of this Third Amendment, pay the costs, expenses and fees incurred for the construction of the Expansion Premises Tenant Improvements, including without limitation (i) the cost charged by the general contractor and all subcontractors for performing such construction, (ii) the cost to Landlord of performing directly any portion of such construction requested to be so performed by Tenant in writing, (iii) construction permit fees, (iv) costs of built-in furniture, (v) HVAC unit replacements; and (vi) other hard costs of construction including built-in shelving, ceiling tiles, sheetrock ceilings, lighting replacement, installation of accent lighting and/or wall sconces, demolition of existing sheetrock partitions, painting, carpet and VCT tile, wallcovering, and replacement or modification of flooring (together, the “Expansion Premises Tenant Improvement Costs”).

(g)        Expansion Premises Tenant Allowance.  Landlord shall provide an allowance to Tenant equal to the lesser of (i) the Expansion Premises Tenant Improvement Costs or (ii) $146,421.00 (the “Expansion Premises Tenant Allowance”).  After completion of the Expansion Premises Tenant Improvements, Tenant shall promptly pay all Expansion Premises Tenant Improvement Costs, and submit to Landlord the certificate of occupancy (if required), proof of payment of all vendors and lien releases satisfactory to Landlord, and an invoice for reimbursement of the Expansion Premises Tenant Improvement Costs up to the limit of the Expansion Premises Tenant Allowance (collectively, the “Expansion Premises Reimbursement Requirements”).  If Tenant fails to complete or comply with all or any of the Expansion Premises Reimbursement Requirements on or prior to the date that is twelve (12) months following the Expansion Premises Commencement Date, it shall forfeit the right to receive any of the Expansion Premises Tenant Allowance.  Tenant shall also not be entitled to receive any of the Expansion Premises Tenant Improvement Allowance if, at the time of requesting same, Tenant has failed to cure an ongoing default until such default is cured, but only if the cure of such default by Tenant is permitted under the Lease.

10.       Right of First Offer.  The first sentence of Section 16(a) of the First Amendment is hereby deleted in its entirety and is replaced with the following:

Each of the following spaces in the Building, known as Suites 30 and 18, as more particularly described on Exhibit “B” attached hereto (each, a “RFO Space” and collectively, the “RFO Spaces”), is leased to other tenants (each, a “Current Tenant” and collectively, the “Current Tenants”).

(a)        Exhibit “B” of the Original Lease is hereby deleted in its entirety and is replaced with Exhibit A to this Third Amendment.

(b)        Section 16(e) of the First Amendment is hereby deleted in its entirety and is replaced with the following:

Notwithstanding the foregoing, in the event that Tenant desires to exercise its RFO Option during the last three (3) years of the Extended Term, Tenant must simultaneously exercise its Renewal Option. Tenant’s occupancy of any RFO Space shall be coterminous with the Term of the Lease, as extended by the Renewal Term, if applicable.

11.       HVAC Management.  See Appendix A, attached hereto and incorporated herein.

12.       Security Deposit.  Section 34 of the Original Lease entitled “Security Deposit; Letter of Credit” and Exhibit “F” of the Original Lease entitled “Letter of Credit Requirements” are hereby deleted in their entirety and shall be of no further force or effect.  Landlord shall cooperate with Tenant in releasing the Letter of Credit held by Silicon Valley Bank for the benefit of Landlord.  In place of the Letter of Credit, simultaneous with the execution of this Third Amendment, Tenant shall deposit with Landlord a cash Security Deposit equal to Twenty-Eight Thousand and 00/100 Dollars ($28,000.00), subject to and in accordance with Section 27 of the Existing Lease.

13.       Financial Information.  Tenant acknowledges that Tenant is a publicly traded company.  For so long as Tenant remains a publicly traded company, Tenant shall not be required, in accordance with Section 15 of the original Lease, to furnish to Landlord, Landlord’s Mortgagee, prospective Mortgagee and/or prospective purchaser reasonably requested financial information if, on or before the applicable required delivery date thereof, such requested information or statements are available on EDGAR or are otherwise publicly available.

14.       Signage.  Landlord, at Landlord’s sole cost and expense, shall provide Tenant with Building-standard signage on the Building’s existing monument sign and at the entrance and exit doors to the Premises to reflect the addition of the Expansion Premises to the Original Premises.

15.       Relocation Expansion.  Section 10 of the First Amendment is hereby deleted in its entirety and is of no further force or effect.

16.       Brokers.  The Parties agree and represent to each other that they have dealt with no brokers in connection with this Third Amendment, other than CBRE, Inc., the broker representing Tenant (“Broker”).  Each party agrees to indemnify and hold the other harmless from any and all claims arising from a breach of the foregoing representation and from any and all claims for commissions or fees in connection with this Third Amendment from any real estate brokers or agents with whom they may have dealt, other than the fees of Broker, which will be paid by Landlord to Broker pursuant to a separate agreement between Landlord and Broker.

17.       Survival; PA Remedies.  All references to the “Lease” shall refer to the Lease as modified by this Third Amendment.  Except as expressly modified herein, the terms and conditions of the Lease shall remain unchanged and in full force and effect in accordance with its terms.  Specifically, without limitation, in the case of an Event of Default by Tenant with respect to any of its obligations under the Lease, Landlord shall be entitled to pursue all remedies available under the Lease, or otherwise available at law or in equity.  Accordingly, Tenant agrees to the following:

(a)        When the Lease and the Term, or any renewal or extension thereof, shall have been terminated on account of any Event of Default by Tenant, or when the Term or any renewal or extension thereof shall have expired, Tenant hereby authorizes any attorney of any court of record of the Commonwealth of Pennsylvania, to appear for Tenant and for anyone claiming by, through or under Tenant and to confess judgment against all such parties, and in favor of Landlord, in ejectment and for the recovery of possession of the Premises, for which the Lease, or a true and correct copy thereof, shall be good and sufficient warrant.  AFTER THE ENTRY OF ANY SUCH JUDGMENT, A WRIT OF POSSESSION MAY BE ISSUED THEREON WITHOUT FURTHER NOTICE TO TENANT AND WITHOUT A HEARING.  If for any reason after such action shall have been commenced it shall be determined and possession of the Premises remain in or be restored to Tenant, Landlord shall have the right for the same Event of Default and upon any subsequent Event of Default or upon the termination of the Lease, or Tenant’s right of possession as therein set forth, to again confess judgment as therein provided, for which the Lease, or a true and correct copy thereof, shall be good and sufficient warrant.

(b)        If an Event of Default occurs relating to Tenant’s non-payment of the Rent due under the Lease, Tenant hereby authorizes any attorney of any court of record of the Commonwealth of Pennsylvania, to appear for Tenant and to confess judgment against Tenant, and in favor of Landlord, for all Rent due hereunder plus costs and an attorney’s collection commission equal to the greater of 10% of all Rent or $1,000.00, for which the Lease, or a true and correct copy thereof, shall be good and sufficient warrant.  TENANT UNDERSTANDS THAT THE FOREGOING PERMITS LANDLORD TO ENTER A JUDGMENT AGAINST TENANT WITHOUT PRIOR NOTICE OR HEARING.  ONCE SUCH A JUDGMENT HAS BEEN ENTERED AGAINST TENANT, ONE OR MORE WRITS OF EXECUTION OR WRITS OF GARNISHMENT MAY BE ISSUED THEREON WITHOUT FURTHER NOTICE TO TENANT AND WITHOUT A HEARING, AND, PURSUANT TO SUCH WRITS, LANDLORD MAY CAUSE THE SHERIFF OF THE COUNTY IN WHICH ANY PROPERTY OF TENANT IS LOCATED TO SEIZE TENANT’S PROPERTY BY LEVY OR ATTACHMENT.  IF THE JUDGMENT AGAINST TENANT REMAINS UNPAID AFTER SUCH LEVY OR ATTACHMENT, LANDLORD CAN CAUSE SUCH PROPERTY TO BE SOLD BY THE SHERIFF EXECUTING THE WRITS, OR, IF SUCH PROPERTY CONSISTS OF A DEBT OWED TO TENANT BY ANOTHER ENTITY,

LANDLORD CAN CAUSE SUCH DEBT TO BE PAID DIRECTLY TO LANDLORD IN AN AMOUNT UP TO BUT NOT TO EXCEED THE AMOUNT OF THE JUDGMENT OBTAINED BY LANDLORD AGAINST TENANT, PLUS THE COSTS OF THE EXECUTION.  Such authority shall not be exhausted by one exercise thereof, but judgment may be confessed as aforesaid from time to time as often as any of the Rent and other sums shall fall due or be in arrears, and such powers may be exercised as well after the expiration of the initial term of the Lease, and during any Renewal Term of the Lease, and after the expiration of any Renewal Term of the Lease.

(c)        The warrants to confess judgment set forth above shall continue in full force and effect and be unaffected by amendments to the Lease, or other agreements between Landlord and Tenant even if any such amendments or other agreements increase Tenant’s obligations or expand the size of the Premises.

(d)        TENANT EXPRESSLY AND ABSOLUTELY KNOWINGLY AND EXPRESSLY WAIVES AND RELEASES (i) ANY RIGHT, INCLUDING, WITHOUT LIMITATION, UNDER ANY APPLICABLE STATUTE, WHICH TENANT MAY HAVE TO RECEIVE A NOTICE TO QUIT PRIOR TO LANDLORD COMMENCING AN ACTION FOR REPOSSESSION OF THE PREMISES AND (ii) ANY RIGHT WHICH TENANT MAY HAVE TO NOTICE AND TO HEARING PRIOR TO A LEVY UPON OR ATTACHMENT OF TENANT’S PROPERTY OR THEREAFTER AND (iii) ANY PROCEDURAL ERRORS IN CONNECTION WITH THE ENTRY OF ANY SUCH JUDGMENT OR IN THE ISSUANCE OF ANY ONE OR MORE WRITS OF POSSESSION OR EXECUTION OR GARNISHMENT THEREON.

18.       Lease Confirmation.  Tenant acknowledges and agrees that the Lease is in full force and effect and Tenant has no claims or offsets against Rent due or to become due under the Lease, except any claims or offsets against Rent arising under Section 15 of the Lease, Section 16 of the Lease, or applicable Laws (collectively, “Unknown Claims”); Tenant has no knowledge of any Unknown Claims as of the Effective Date.  Landlord acknowledges and agrees that the Lease is in full force and effect and Landlord, to its knowledge, has no claims against Tenant under the Lease.  Prior to the execution of this Third Amendment, Landlord and Tenant acknowledge that there have been no changes, amendments or modifications of any nature to the Original Lease other than as set forth in Background Section A above.

19.       Integration.  The Lease represents the entire agreement between the parties hereto and there are no collateral, written or oral agreements or understandings between Landlord and Tenant with respect to the Original Premises, the Expansion Premises or the Building not reflected or incorporated in the Lease.  No representations or promises will be binding on the parties to the Lease, except those representations and promises expressly contained in the Lease.

20.       Amendments.  The Lease shall not be modified in any manner except by an instrument in writing executed by the parties.

21.       Drafting.  Both parties having participated fully and equally in the negotiation and preparation of this Third Amendment, this Third Amendment shall not be more strictly construed, nor any ambiguities in the Lease resolved, against either Landlord or Tenant.

22.       Independent Covenants.  Each covenant, agreement, obligation, term, condition or other provision contained in the Lease, shall be deemed and construed as a separate and independent covenant of the party bound by, undertaking or making the same, not dependent on any other provision of the Lease, unless otherwise expressly provided.  All of the terms and conditions set forth in this Third Amendment shall apply throughout the Term applicable to both the Original Premises and the Expansion Premises unless otherwise expressly set forth herein.

23.       Successors and Assigns.  The Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

24.       Ministerial Actions.  Each of Landlord and Tenant agrees that it will not raise or assert as a defense to any obligation under this Third Amendment, or make any claim that this Third Amendment or the Lease is invalid or unenforceable, due to any failure of this document or the Lease to comply with ministerial requirements, including requirements for corporate seals, attestations, witnesses, notarizations or other similar requirements, and each party hereby waives the right to assert any such defense or make any claim of invalidity or unenforceability due to any of the foregoing.

25.       Severability.  If any provision(s) of this Third Amendment shall be declared unenforceable in any respect, such unenforceability shall not affect any other provision of the Lease and each such provision shall be deemed to be modified, if possible, in such a manner as to render it enforceable and to preserve to the extent possible the intent of the parties as set forth herein.

26.       Law.  The Lease shall be construed and enforced in accordance with the Laws of the Commonwealth of Pennsylvania (without the application of any conflict of laws principles).

27.       Captions.  The captions in this Third Amendment are for convenience only, are not a part of this Third Amendment and do not in any way define, limit, describe or amplify the terms of this Third Amendment.

28.       Time of the Essence.  Time is of the essence with respect to both parties’ obligations under the Lease.

29.       Signatures; Multiple Counterparts.  This Third Amendment may be executed in counterparts, each of which, when assembled to include a counterpart signed by each party contemplated to sign this Third Amendment, will constitute a complete and fully executed Third Amendment.  All such fully executed counterparts will collectively constitute a single Third Amendment.  Landlord and Tenant expressly agree that if the signature of Landlord and/or Tenant on this Third Amendment is not an original, but is a digital, mechanical or electronic reproduction (such as, but not limited to, e-mail or PDF), then such digital, mechanical or electronic reproduction shall be as enforceable, valid and binding as, and the legal equivalent to, an authentic and traditional ink-on-paper original wet signature penned manually by its signatory.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Landlord and Tenant, intending to be legally bound, have executed this Third Amendment as of the day and year first above written.

LANDLORD:

WPT LAND 2 LP

By:	WPT LAND 2 GP LLC,
its general partner

	By:	/s/ Anthony A. Nichols, Jr.
	Name:	Anthony A. Nichols, Jr.
	Title:	Senior Vice President

TENANT:

TELA BIO, INC.

By:	/s/ Antony Koblish

Name:	Antony Koblish
Title:	President and Chief Executive Officer

Signature Page to Third Amendment to Lease Agreement

Exhibit A

Expansion Premises / RFO Space

Exhibit A to Third Amendment to Lease Agreement

Exhibit B

HVAC Management Letter

workspace property trust

Workspace Property Trust

5 Great Valley Parkway, Suite 209
Malvern, PA 19355
484.320.3706
Web: www.workspaceproperty.com

Email – Return Receipt Requested

January 8th, 2019

Mr. Larry Schroding, Senior Facilities Manager
TELA Bio, Inc.
1 Great Valley Parkway, Suite 24
Malvern, PA 19355

RE: HVAC Management - Lease Agreement dated January 31st, 2013 as amended by the First and Second Amendment (collectively the "Lease"), by and between TELA BIO, INC ("Tenant") and WPT LAND 2 LP ("Landlord") for premises located at 1 Great Valley Parkway, suite 12 and 24 Malvern, PA 19355 (the "Premises")

Dear Larry:

Effective January 15th, 2019, at the Tenant request, Tenant is exercising their right, outlined in section 6 of the 2nd Amendment to the Lease Agreement, to undertake, at its' sole cost and expense, HVAC Management responsibilities for **1 Great Valley Parkway, suite 12**. Tenant will continue with a quarterly preventative maintenance program and will provide proper documentation including service reports, inspection reports, and certificate of insurance for hired vendor to the Landlord.

Kindly acknowledge and agree to the terms of this letter by countersigning below.

Sincerely,

Workspace Property Trust, WPT LAND 2 LP

Michelle Sharitz
Property Manager

ACKNOWLEDGED AND AGREED TO:

TELA BIO, INC

By: ______________________ 09 JAN 2019

Name: Larry Schroding
Title: Senior Facilities Manager

Exhibit B to Third Amendment to Lease Agreement

Appendix A

HVAC Management

(a)        Section 6 of the Second Amendment is hereby deleted in its entirety and is of no further force or effect.  Tenant hereby acknowledges that it is presently, responsible, and shall continue to be responsible, throughout the Term, for all repair and maintenance obligations including, without limitation, the obligation to pay the costs associated with such maintenance and repair, related to the HVAC systems serving the Original Premises including, without limitation, any additional HVAC units that may be installed in connection with the Original Premises Tenant Improvements, in accordance with that certain letter from Workspace Property Trust to Tenant dated January 8, 2019 regarding Tenant’s election to overtake the HVAC management obligation, attached hereto as Exhibit B.  Further, following the Expansion Premises Commencement Date, Tenant shall also be responsible for all repair and maintenance obligations including, without limitation, the obligation to pay the costs associated with such maintenance and repair, related to the HVAC systems serving the Expansion Premises including, without limitation, any additional HVAC units that may be installed in connection with the Expansion Premises Tenant Improvements.

(b)        Notwithstanding anything in the Lease to the contrary, Landlord shall be responsible for capital replacements of HVAC units serving either the Original Premises or the Expansion Premises only with respect to HVAC units which are currently used solely and only for normal office use, as highlighted in green on Appendix B attached hereto (each a “Normal Office HVAC Unit”).  If Landlord, in its sole but reasonable discretion, determines a Normal Office HVAC Unit requires replacement, such replacement and installation shall be performed by Landlord at its expense, except that Tenant shall pay to Landlord the annual amortization of the costs of such replacement and installation (plus reasonable financing charges as determined by Landlord), amortized over a 10-year period, and such amortization applicable to the Term shall be paid by Tenant in the same manner as Operating Expenses (and shall be prorated for any partial year).  All Normal Office HVAC Units replaced by Landlord in accordance with the foregoing will be replaced with a unit from a manufacturer and of a make, and model determined by Landlord to meet the same or lesser heating and cooling capacities, as may be necessary, in Landlord’s sole discretion.  Notwithstanding the foregoing, the scope of Landlord’s obligation with respect to the replacement of a Normal Office HVAC Unit shall be limited to the replacement of the rooftop unit and the cost of labor and materials for the installation of the same, and shall not include the cost of any controls, wiring, ductwork modifications, connections, supplemental equipment, or upgrades, which shall be the sole responsibility of Tenant.

(c)        Tenant shall be responsible for the capital replacement of HVAC units serving either the Original Premises or the Expansion Premises that serve any use other than normal office use, as highlighted in orange and marked with an asterisk (*) on Appendix B attached hereto (“Non-Standard HVAC Unit”).  Tenant shall be responsible for the capital replacement of all Non-Standard HVAC Units, even if they are being replaced with a standard HVAC unit used solely and only for normal office use.

Appendix A to Third Amendment to Lease Agreement

Appendix B

HVAC Units Serving the Original Premises and Expansion Premises

See attached.

Appendix B to Third Amendment to Lease Agreement